Exhibit 99.1

MEDIMMUNE REACQUIRES RIGHTS TO INTRANASAL
INFLUENZA VACCINE PRODUCTS FROM WYETH

— Companies Announce Dissolution of FluMist™ Collaboration —

        GAITHERSBURG, MD and MADISON, NJ (April 26, 2004) – MedImmune, Inc. (Nasdaq: MEDI) and Wyeth (NYSE:WYE) announced today the dissolution of their collaboration for the nasal flu vaccine FluMist (Influenza Virus Vaccine Live, Intranasal) and an investigational second-generation liquid formulation, Cold Adapted Influenza Vaccine-Trivalent (CAIV-T). As a result of the dissolution, subject to obtaining necessary government approval, MedImmune will have worldwide rights to these products and will assume full responsibility for the manufacturing, marketing, and selling of FluMist.

        MedImmune and Wyeth believe that this new arrangement will provide a substantial opportunity for the commercial success of FluMist and CAIV-T, and better meet the financial and operational goals of both companies.

        As part of the dissolution process, MedImmune will acquire Wyeth’s distribution facility in Louisville, Kentucky. Wyeth is providing bulk manufacturing materials and will transfer clinical trial data, as well as provide manufacturing services, during a transition that the companies expect to complete in large part by fourth quarter 2004. Wyeth will receive from MedImmune an upfront payment, milestone payments upon achievement of certain future development and regulatory events, and royalties on future product sales. Additional terms were not disclosed.

About MedImmune, Inc.

        MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), Ethyol® (amifostine), FluMist™ (Influenza Virus Vaccine Live, Intranasal), and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,800 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune and its products, visit the company’s website at www.medimmune.com.

About Wyeth

        Wyeth Vaccines is a business unit of Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE). Wyeth Pharmaceuticals has leading products in the areas of women’s health care, cardiovascular disease, central nervous system, inflammation, hemophilia, oncology, and vaccines.

        Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products, and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare, and Fort Dodge Animal Health.

        The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Companies’ periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Companies assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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